Item 99.1 FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Pharmacy Development Corporation and Subsidiaries

We have audited the accompanying consolidated balance sheets of Pharmacy Development Corporation and subsidiaries (collectively the “Company”) as of December 31, 2013 and 2012, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Pharmacy Development Corporation and subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 of the consolidated financial statements, the Company has incurred losses and used cash in operating activities. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with respect to these matters are discussed in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

dbbmckennon

July 16, 2014

Newport Beach, California

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Pharmacy Development Corporation and Subsidiaries

Consolidated Balance Sheets

	December 31, 2013	December 31, 2012

Assets
Current assets:
Cash	$37,494	$325,551
Accounts receivable, net of allowance	3,564,770	448,098
Inventories	13,441	16,038
Other current assets	20,230	80,110
Deferred tax asset, current	-	268,099
Current assets	3,635,935	1,137,896

Property and equipment, net	27,782	32,892
Accounts receivable, long-term	983,440	160,694
Debt issuance cost, net	24,361	98,160
Other assets	5,879	5,879
Deferred tax asset	248,455	59,507
Total assets	$4,925,852	$1,495,028
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$1,602,495	$163,536
Accrued liabilities	187,502	20,095
Accrued interest	1,011,414	440,950
Notes payable to related parties, current portion	406,664	152,500
Notes payable, current portion	1,842,719	1,096,203
Convertible notes, current portion	3,796,875	1,008,450
Settlement liability	248,000	56,000
Deferred tax liability, current	459,411	-
Current liabilities	9,555,080	2,937,734

Notes payable to related parties, net of current portion	-	150,000
Notes payable, net of current portion and discount	-	218,506
Convertible notes, net of current portion	-	3,121,625
Total liabilities	9,555,080	6,427,865

Commitments and contingencies (Note 7)

Stockholders’ Deficit:
Series A convertible preferred stock, no par, 200,000 shares authorized; 123,072 and 124,155 issued and outstanding at December 31, 2013 and 2012, respectively	12,307,257	12,415,500
Common stock, no par, 100,000,000 shares authorized; 11,225,960 and 10,895,293 issued and 10,836,337 and 10,895,293 outstanding at December 31, 2013 and 2012, respectively	6,175,425	5,844,758
Additional paid-in capital	17,141,689	17,198,808
Accumulated deficit	(40,053,599)	(40,283,660)
Related party receivable	-	(108,243)
Treasury stock at cost, 389,623 and 0 shares at December 31, 2013 and 2012, respectively	(200,000)	-
Total stockholders’ deficit	(4,629,228)	(4,932,837)
Total liabilities and stockholders’ deficit	$4,925,852	$1,495,028

The accompanying notes are an integral part of these consolidated financial statements.

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Pharmacy Development Corporation and Subsidiaries

Consolidated Statements of Operations

	For the Years Ended December 31,
	2013	2012
Revenues	$6,988,536	$5,529,101

Costs of sales	694,180	874,614

Gross profit	6,294,356	4,654,487

Operating expenses:
General and administrative (includes stock based compensation of $0, and $13,383,270)	1,304,002	15,151,551
Selling and marketing	1,790,841	1,296,733
Total operating expenses	3,094,843	16,448,284

Operating income (loss)	3,199,513	(11,793,797)

Other expense:
Interest expense	2,390,931	5,580,322
Other gain or loss, net	38,359	561,135

Income (loss) from operations before income tax	770,223	(17,935,254)

Provision (benefit) for income taxes	540,162	(1,611,112)

Net income (loss)	$230,061	$(16,324,142)

The accompanying notes are an integral part of these consolidated financial statements.

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Pharmacy Development Corporation and Subsidiaries
Consolidated Statements of Stockholders’ Deficit

	Shares Issued		Amounts
	Preferred Stock	Common Stock	Preferred Stock	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Treasury Stock	Related Party Receivable	Total Stockholders’ Deficit
Balance December 31, 2011	124,155	10,895,293	$12,415,500	$5,844,758	$3,510,588	$(23,959,518)	$-	$(78,993)	$(2,267,665)
Common stock warrants issued for services	-	-	-	-	13,383,269	-	-	-	13,383,269
Common stock warrants issued in lieu of interest	-	-	-	-	202,719	-	-	-	202,719
Common stock warrants issued in connection with notes payable	-	-	-	-	102,232	-	-	-	102,232
Issuance of related party receivable	-	-	-	-	-	-	-	(29,250)	(29,250)
Net loss	-	-	-	-	-	(16,324,142)	-	-	(16,324,142)
Balance December 31, 2012	124,155	10,895,293	12,415,500	5,844,758	17,198,808	(40,283,660)	-	(108,243)	(4,932,837)

Issuance of common stock for settlement of notes payable	-	330,667	-	330,667	(57,119)	-	-	-	273,548
Settlement of common stock exchanged for notes payable	-	-	-	-	-	-	(200,000)	-	(200,000)
Exchange of preferred stock for related party receivable	(1,083)	-	(108,243)	-	-	-	-	108,243	-
Net income	-	-	-	-	-	230,061	-	-	230,061
Balance December 31, 2013	123,072	11,225,960	$12,307,257	$6,175,425	$17,141,689	$(40,053,599)	$(200,000)	$-	$(4,629,228)

The accompanying notes are an integral part of these consolidated financial statements.

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Pharmacy Development Corporation and Subsidiaries
Consolidated Statements of Cash Flows

	For the Years Ended December 31,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$230,061		$(16,324,142)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	9,110		16,350
Loss on extinguishments of notes payable	-		48,237
Loss on exchange and conversion of notes payable	247,096		-
Loss on legal settlements	-		340,030
Loss on receivables sold to factor	873,201		3,825,503
Stock based compensation - common stock	-		13,585,989
Amortization of debt discount	154,176		578,036
Amortization of debt issuance costs	73,799		208,682
Deferred tax provision (benefit)	538,562		(1,612,712)
Net changes in assets and liabilities:
Accounts receivable	(6,171,378)		(4,325,297)
Inventory	2,597		16,761
Prepaids and other current assets	59,880		(66,129)
Accounts payable	1,448,959		30,820
Accrued expenses	239,374		(74,753)
Accrued interest	570,464		275,766
Settlement liability	(8,000)		56,000
Net cash used in operating activities	(1,732,099)		(3,420,859)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(4,000)		(29,678)
Issuance of notes receivable to related parties	-		(29,250)
Other assets	-		3,626
Net cash used in investing activities	(4,000)		(55,302)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of accounts receivable to factor	1,358,759		4,872,231
Proceeds from related party loans payable	104,164		-
Repayments of loans payable	(14,881)		(1,200,519)
Net cash provided by financing activities	1,448,042		3,671,712

Increase (decrease) in cash and cash equivalents	(288,057)		195,551
Cash and cash equivalents, beginning of year	325,551		130,000
Cash and cash equivalents, end of year	$37,494		$325,551

Supplemental disclosures of cash flow information:
Cash paid for interest	$478,157		$1,759,578
Cash paid for income taxes	$1,600		$-

Supplemental schedule of non-cash investing and financing activities
Conversion of accrued interest into note payable	$67,837	$	$ 295,938
Creation of obligations through settlements	$200,000		$92,000
Issuance of common stock in settlement of notes payable	$321,667		$-
Discount on notes payable related to issuance of warrants	$-		$102,232
Preferred stock received in settlement of related party notes receivable	$108,243		$-

The accompanying notes are an integral part of these consolidated financial statements.

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Pharmacy Development Corporation and Subsidiaries

Notes to Consolidated Financial Statements

1. DESCRIPTION OF BUSINESS

Organization and Nature of Business

Pharmacy Development Corporation (“PDC”) was organized on May 31, 2007 as a California corporation. PDC and its wholly-owned California corporation subsidiary Mesa Pharmacy, Inc., (collectively, the “Company”), is a health care company with one office located in Irvine, California that delivers innovative health solutions through its prescription medicines and consumer care products. Prior to 2012, the Company operated five retail pharmacies located in Southern California for the primary purpose of marketing and distributing its compounding products. The Company’s operations consist of the production and sale, by prescription, of human health pharmaceutical products using therapeutic and preventive agents for pain management. The Company sells compounding pharmaceutical products primarily via mail order to California worker’s compensation patients.

As discussed in Note 9, on March 31, 2014, the Company entered into an Agreement and Plan of Merger Agreement with Praxsyn, Corporation (“Praxsyn”, formerly known as The PAWS Pet Company, Inc.) whereby Praxsyn would acquire 100% of the outstanding stock of the Company for consideration of 500,000 shares of Praxsyn Series D preferred stock.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Consolidation

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) as promulgated in the United States of America. The consolidated financial statements include the accounts of Pharmacy Development Corporation and Mesa Pharmacy, Inc. All significant intercompany transactions have been eliminated in consolidation.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. Since inception, management has funded operations primarily through proceeds received in connection with factoring of accounts receivable on a non-recourse basis from two primary factors, issuances of notes payable, and sales of common stock. In addition, the Company is concentrated within the workers compensation market for which the collection of payments on receivables may be delayed for a significant period depending on various factors. Additionally, the Company is dependent upon a few third party referral services, one of them being a related party, which generate almost 100% of the Company’s revenues. During the years ended December 31, 2013 and 2012, the Company has generated net income of approximately $230,000 and incurred a net loss of approximately $16.3 million, respectively. Of the approximately $16.3 million loss incurred during the year ended December 31, 2012, approximately $13 million consisted of stock-based compensation. The Company also has an accumulated deficit of approximately $40 million as of December 31, 2013. Management believes that it will need additional accounts receivable factoring, or debt and/or equity financing to be able to implement their business plan. These factors described above raise substantial doubt about the Company’s ability to continue as a going concern.

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Management is attempting to find additional financing sources to replace or supplement the current factoring of accounts receivable to sustain operations until it can achieve profitability. Management believes that the replacement of the factoring of accounts receivable with more conventional financing (such as a business line of credit and/or notes payable) will allow the Company to achieve profitability much sooner and with positive results. The successful outcome of future activities cannot be determined at this time and there are no assurances that, if achieved, the Company will have sufficient funds to execute its intended business plan or generate positive operating results.

The accompanying consolidated financial statements do not include any adjustments related to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Use of Estimates

Financial statements prepared in accordance with accounting principles generally accepted in the United States require management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant estimates made by management are revenue recognition and the related allowance for doubtful accounts and contractual receivables, the value of stock-based compensation awards, the amount of potential legal settlements and contingencies, and the realization of deferred tax assets. Actual results could differ from those estimates. Management performs a periodic retrospective review of estimates and modifies assumptions as deemed appropriate.

Revenue Recognition

The Company sells compounding pharmaceutical products directly through its mail service pharmacy. Revenues from compounding pharmaceutical products sold by its mail service pharmacy are recorded using the net method, as required under Accounting Standards Codification (“ASC”) 954-605-25, Health Care Entities––Revenue Recognition. Compounding prescription revenue is recorded at established billing rates less estimated contractual adjustments with each respective insurance carrier. Prior to providing the compounding prescription, the patient’s insurance is verified and the contractual reimbursement is determined. Net revenues include the amount the insurance company and the California Workers Compensation Fund are expected to pay directly to the Company.

The Company recognizes revenue when persuasive evidence of an arrangement exists, product delivery has occurred, the sales price is fixed or determinable, and collection is probable. The Company’s mail service pharmacy revenues are recognized when both the services are performed, which include compounding prescriptions and shipment to the customer.

Net revenues consisted of the following for the years ended December 31, 2013 and 2012:

	December 31, 2013	December 31, 2012
Gross billing revenue	15,551,345	11,133,825
Less: estimated contractual and other adjustments	(8,562,809)	(5,604,724)
Net billing revenue	6,988,536	5,529,101

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Accounts Receivable

Accounts receivable represent amounts due from insurance companies, through various networks, for pharmaceutical compounds delivered to patients. The Company records an allowance for doubtful accounts and contractual reimbursements based on analyses of historical collections over the expected period until such cases are closed or settled. Management also assesses specific identifiable accounts considered at risk or uncollectible. The allowance for doubtful accounts amounted to $6,265,951 and $829,025 as of December 31, 2013 and 2012, respectively.

Due to the nature of the industry and the reimbursement environment in which the Company operates, certain estimates are required in order to record net revenues and accounts receivable at their net realizable values. Inherent in these estimates is the risk that they may have to be revised or updated as additional information becomes available. It is possible that management’s estimates could change, which could have an impact on operations and cash flows. Specifically, the complexity of many third-party billing arrangements and the uncertainty of reimbursement amounts for certain services from certain payers may result in adjustments to amounts originally recorded.

On June 1, 2012, the Company entered into an agreement with a factor that provided, on a non-recourse basis, an exchange of approximately $2 million of financing for the factoring of $10 million in receivables aging from 2009 to 2011. In connection with these sales, the Company recorded financing costs of approximately $2.6 million during the year ended December 31, 2012 within the caption titled “Interest Expense” on the accompanying statement of operations. Under the agreement, the Company agreed to sell to the factor 100% of the gross amount of each receivable. As collateral for the Company’s obligations under this agreement, the Company has granted the factor a first priority security interest in all of the Company’s receivables. The Company also provided the factor with a first right of refusal to purchase future receivables. In connection with the transaction, the Company paid $230,000 in banking fees, which was recorded as interest expense.

Following June 1, 2012, the Company factored an additional $8.9 million of its prescription billings generated in 2012, to multiple agents for net proceeds of $2.9 million. The receivables have been sold to factors at rates ranging from 25% to 35% of the gross billings. These receivables have been determined to have a net realizable value of approximately 46% of the gross billings for the year ended December 31, 2012. The difference between the estimated net realizable value of receivables and the factored amounts has been classified as financing costs under Interest Expense. In connection with these sales of receivables, the Company recorded financing costs of $1.2 million during the year ended December 31, 2012 under Interest Expense in the accompanying consolidated statement of operations.

During the year ended December 31, 2013, the Company factored $1.3 million of its 2012 billings at 30% of the gross amount and $3.6 million of its 2013 billings to various factors for 25% to 35% of the gross amount, resulting in aggregate net proceeds of approximately $1.4 million. In connection with these sales of receivables, the Company recorded financing costs of approximately $873,000 during the year ended December 31, 2013, under Interest Expense in the accompanying consolidated statement of operations.

See Note 9 for discussion regarding billings factored subsequent to December 31, 2013.

Shipping and Handling

Shipping and handling costs incurred are included in general and administrative expenses. The amount of revenue received for shipping and handling is less than 0.5% of revenues for all periods presented.

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Cash

The Company considers all highly liquid income bearing investments purchased with original maturities of three months or less to be cash equivalents.

Inventories

Inventories are stated at the lower of cost (first-in, first-out method) or market. The Company’s inventories consist of pharmaceutical ingredients used within our compounding products. The Company’s inventory for all periods presented is substantially comprised and classified as raw materials.

Property and Equipment, Net

Property and equipment are recorded at historical cost and depreciated on a straight-line basis over their estimated useful lives. Leasehold improvements are amortized on a straight-line basis over the lesser of the useful lives or the remaining term of the lease. For tax purposes, accelerated tax methods are used when available. The Company expenses all purchases of equipment with individual costs of under $1,000. Ordinary maintenance and repairs are charged to expense as incurred, and replacements and betterments are capitalized.

Debt Issuance Costs

The Company capitalizes direct costs related to the issuance of debt, including finder’s fees, underwriting and legal costs. The debt issuance costs are recorded as an asset and amortized as interest expense over the term of the related debt using the straight-line method, which approximated the effective interest method. Upon the extinguishment of the related debt, any unamortized debt issuance costs are charged to interest expense.

As of December 31, 2013 and 2012, the Company had unamortized debt issuance costs of $24,361 and $98,160, respectively.

Impairment of Long-Lived Assets

The Company tests for impairment of its long-lived assets in accordance with ASC 360-10-35, Impairment or Disposal of Long-Lived Assets. Under that directive, long-lived assets are grouped with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. Such group is tested for impairment whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. When such factors and circumstances exist, the Company compares the projected undiscounted future cash flows associated with the related asset or group of assets over their estimated useful lives against their respective carrying amount.

Impairment, if any, is based on the excess of the carrying amount over the fair value, based on market value when available, or discounted expected cash flows, of those assets and is recorded in the period in which the determination is made.

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Convertible Debt and Warrants Issued with Convertible Debt

Convertible debt is accounted for under the guidelines established by ASC 470, Debt with Conversion and Other Options and ASC 740, Beneficial Conversion Features. The Company records a beneficial conversion feature (“BCF”) when convertible debt is issued with conversion features at fixed or adjustable rates that are below market value when issued. If, however, the conversion feature is dependent upon a condition being met or the occurrence of a specific event, the BCF will be recorded when the related contingency is met or occurs. The BCF for the convertible instrument is recorded as a reduction, or discount, to the carrying amount of the convertible instrument equal to the fair value of the conversion feature. The discount is then amortized to interest over the life of the underlying debt using the effective interest method.

The Company calculates the fair value of warrants issued with the convertible instruments using the Black-Scholes valuation method, using the same assumptions used for valuing employee options for purposes of ASC 718, Compensation – Stock Compensation, except that the contractual life of the warrant is used. Under these guidelines, the Company allocates the value of the proceeds received from a convertible debt transaction between the conversion feature and any other detachable instruments (such as warrants) on a relative fair value basis. The allocated fair value is recorded as a debt discount or premium and is amortized over the expected term of the convertible debt to interest expense. For a conversion price change of a convertible debt issue, the additional intrinsic value of the debt conversion feature, calculated as the number of additional shares issuable due to a conversion price change multiplied by the previous conversion price, is recorded as additional debt discount and amortized over the remaining life of the debt.

The Company accounts for modifications of its BCF’s in accordance with ASC 470, Modifications and Exchanges. ASC 470 requires the modification of a convertible debt instrument that changes the fair value of an embedded conversion feature and the subsequent recognition of interest expense or the associated debt instrument when the modification does not result in a debt extinguishment.

Derivative Financial Instruments

We do not use derivative financial instruments to hedge exposures to cash-flow risks or market-risks that may affect the fair values of our financial instruments. However, under the provisions ASC 815, Derivatives and Hedging, certain financial instruments that have characteristics of a derivative, as defined by ASC 815, such as embedded conversion features on our convertible notes, that are potentially settled in the Company’s own common stock, are classified as liabilities when either (a) the holder possesses rights to net-cash settlement or (b) physical or net-share settlement is not within our control. In such instances, net-cash settlement is assumed for financial accounting and reporting purposes, even when the terms of the underlying contracts do not provide for net-cash settlement. Derivative financial instruments are initially recorded, and continuously carried, at fair value each reporting period.

The value of the embedded conversion feature is determined using the Black-Scholes option pricing model. All future changes in the fair value of the embedded conversion feature will be recognized currently in earnings until the note is converted or redeemed. Determining the fair value of derivative financial instruments involves judgment and the use of certain relevant assumptions including, but not limited to, interest rate risk, credit risk, volatility and other factors. The use of different assumptions could have a material effect on the estimated fair value amounts.

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Fair Value of Financial Instruments

The Company utilizes ASC 820-10, Fair Value Measurement, for valuing financial assets and liabilities measured on a recurring basis. ASC 820-10 defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and expands disclosures about fair value measurements. This standard applies in situations where other accounting pronouncements either permit or require fair value measurements.

ASC 820-10 requires entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized on the balance sheet, for which it is practicable to estimate fair value. ASC 820-10 defines the fair value of a financial instrument as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As of December 31, 2013 and 2012, the carrying values of certain financial instruments such as accounts receivable, accounts payable and accrued expenses approximate fair value due to the short-term nature of such instruments. The notes payable and convertible notes payable also approximate fair value as the interest rates under these notes approximates the Company’s current borrowing rates.

ASC 820-10 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

The standard describes three levels of inputs that may be used to measure fair value:

Level 1:	Quoted prices in active markets for identical or similar assets and liabilities.

Level 2:	Quoted prices for identical or similar assets and liabilities in markets that are not active or observable inputs other than quoted prices in active markets for identical or similar assets and liabilities.

Level 3:	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

As of December 31, 2013 and 2012, the Company did not have any level 2 or 3 financial instruments.

Stock-Based Compensation

The Company accounts for its stock-based compensation in accordance with ASC 718-20, Stock-based Compensation. Stock-based compensation cost is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the requisite vesting period.

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The Company issues warrants exercisable into the Company’s common stock and preferred stock as compensation to debt holders. The fair value of each warrant is estimated on the date of grant using the Black-Scholes pricing model. Assumptions are determined at the time of grant. No warrants were granted during the year ended December 31, 2013. The following are the assumptions used in the Black-Scholes pricing model for warrant grants during the year ended December 31, 2012:

Year Ended
December 31, 2012

Expected life in years	5 - 10 years
Stock price volatility	77.3% - 78.3%
Risk free interest rate	0.62% - 1.73%
Expected dividends	None
Forfeiture rate	0%

The assumptions used in the Black Scholes models referred to above are based upon the following data: (1) The expected life of the warrant is estimated by considering the contractual term of the warrant. (2) The expected stock price volatility of the underlying shares over the expected term of the warrant is based upon historical share price data of an index of comparable publicly-traded companies. (3) The risk free interest rate is based on published U.S. Treasury Department interest rates for the expected terms of the underlying warrants. (4) Expected dividends are based on historical dividend data and expected future dividend activity. (5) The expected forfeiture rate is based on historical forfeiture activity and assumptions regarding future forfeitures based on the composition of current grantees.

The market price used to determine the fair value of the stock warrants was based on sales of common stock to third parties at or near the grant date of the respective stock warrants and the conversion price used to convert non-convertible debt into common stock.

Advertising Costs

The Company expenses advertising costs as incurred. During the years ended December 31, 2013 and 2012, the Company incurred advertising costs of $80 and $63,118, respectively.

Income Taxes

The Company accounts for income taxes in accordance with ASC 740-10, Income Taxes. The Company recognizes deferred tax assets and liabilities to reflect the estimated future tax effects, calculated at currently effective tax rates, of future deductible or taxable amounts attributable to events that have been recognized on a cumulative basis in the consolidated financial statements. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that some portion of the deferred tax asset will not be realized. Deferred tax assets and liabilities are adjusted for the effects of the changes in tax laws and rates of the date of enactment.

ASC 740-10 prescribes a recognition threshold that a tax position is required to meet before being recognized in the financial statements and provides guidance on recognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition issues. The Company classifies interest and penalties as a component of interest and other expenses. To date, there have been no interest or penalties assessed or paid.

The Company measures and records uncertain tax positions by establishing a threshold for financial statement recognition and measurement of a tax position taken, or expected to be taken, in a tax return. Only tax positions meeting the more-likely-than-not recognition threshold at the effective date may be recognized or continue to be recognized.

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Concentrations, Uncertainties and Other Risks

Cash and cash equivalents - Cash and cash equivalents are maintained at financial institutions and, at times, balances may exceed federally insured limits of $250,000 per institution that pays Federal Deposit Insurance Corporation (FDIC) insurance premiums. The Company has never experienced any losses related to these balances.

Revenues and accounts receivable - Financial instruments that potentially subject the Company to credit risk principally consist of receivables. Insurance companies account for a substantial portion of the receivables. This risk is limited due to the ability to factor their receivables and the number of insurance companies comprising the Company’s customer base and their geographic dispersion. For the years ended December 31, 2013 and 2012, no single customer represented more than 10% of revenues or accounts receivable, net.

The majority of the Company’s accounts receivable arise from product sales and are primarily due from government agencies and managed health care providers. The Company monitors the financial performance and creditworthiness of its customers so that it can properly assess and respond to changes in their credit profile. Conditions in the normal course of business, including inherent variability of timing of cash receipts, have resulted in, and may continue to result in, an increase in the average length of time that it takes to collect accounts receivable outstanding. For accounts receivable that are held and not factored, the Company does not expect to have write-offs or adjustments to accounts receivable which could have a material adverse effect on its consolidated financial position, results of operations or cash flows as the portion in which is deemed uncollectible is already taken into account when the revenue is recognized.

During the years ended December 31, 2013 and 2012, revenues generated from sales of compounding pharmaceutical products primarily to worker’s compensation patients represented 99% and 87%, respectively, of total revenues. The Company revenues are generated from sales of compounding pharmaceutical products primarily to worker’s compensation patients, located primarily throughout Southern California. At times the collection on these receivables can take in excess of one year, during which the Company, at times, attends legal hearings, files liens to securitize claims, negotiates before Worker’s Compensation administrative judges, resolves liens with stipulations and orders for defendants to pay, and transmits demands to settle liens filed with the adjuster or defense attorneys.

As of December 31, 2013 and 2012, two consultants represented almost 100% of the Company’s selling and marketing expense. The Company estimates that these two consultants generated almost 100% of the revenue for each year presented within these consolidated financial statements. Management believes the loss of these consultants to this organization would have a material impact on the Company’s consolidated financial position, results of operations, and cash flows. For the years ended December 31, 2013 and 2012, the consultants earned $1,790,761, and $1,233,615, respectively. The amounts payable to these consultants at December 31, 2013 and 2012 were $1,411,493, and $126,495, respectively. The terms of each contract entitles the consultants to receive commission amounts ranging from 10% to 13.5% of the prescription sales generated. Subsequent to December 31, 2013, one of these rates was increased to 17.5% (see Note 9) of prescription sales generated. In addition, on March 31, 2014, we added one of these consultants to the Company’s Board of Directors.

The pharmaceutical industry is highly competitive and regulated, and our future revenue growth and profitability is dependent on our timely product development, ability to retain proprietary formulas, and continued compliance. The compounding, processing, formulation, packaging, labeling, testing, storing, distributing, advertising and sale of the Company’s products are subject to regulation by one or more U.S. and California agencies, including the Board of Pharmacy, the Food and Drug Administration, the Federal Trade Commission, and the Drug Enforcement Administration as well as several other state and local agencies in localities in which the Company’s products are sold. In addition, the Company compounds and markets certain of its products in accordance with standards set by organizations, such as the United States Pharmacopeia Convention, Inc. The Company believes that its policies, operations and products comply in all material respects with existing regulations. The healthcare reform and a reduction in the coverage and reimbursement levels by insurance companies and government agencies and/or a change in the regulations or compliance with related agencies and/or a disruption in the Company’s ability to maintain its competitiveness may have a material impact on the Company’s consolidated financial position, results of operations, and cash flows.

Vendors - As of December 31, 2013 and 2012, two suppliers represented almost 100% of the Company’s raw materials. Management believes the loss of either supplier to this organization would have a material impact on the Company’s consolidated financial position, results of operations and cash flows. If the Company’s relationship with one of its vendors was disrupted, the Company could have temporary difficulty filling prescriptions for worker’s compensation related drugs until a replacement wholesaler agreement was executed, which would negatively impact the business. For the years ended December 31, 2013 and 2012, the suppliers were paid $273,135 and $460,311, respectively. The amounts payable at December 31, 2013 and 2012 were $58,594, and $21,691, respectively.

Recent Accounting Pronouncements

There are no recently issued accounting pronouncements or standards updates that the Company has yet to adopt that are expected to have a material effect on its consolidated financial position, results of operations, or cash flows.

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3. PROPERTY AND EQUIPMENT, NET

Property and equipment consisted of the following as of:

	December 31, 2013	December 31, 2012

Leasehold improvements	$24,749	$24,749
Machinery and equipment	22,629	22,629
Furniture and fixtures	3,997	3,997
Computer equipment	13,406	9,406
	64,781	60,781
Less: accumulated depreciation	(36,999)	(27,889)
	$27,782	$32,892

Depreciation expense for the years ended December 31, 2013 and 2012, was $9,110 and $16,350, respectively.

Depreciation is provided over the estimated useful lives of the assets, principally using the straight-line method. The estimated useful lives are the lesser of the life of the assets, or the lease, for leasehold improvements, and primarily range from three (3) to seven (7) years for machinery and equipment, furniture and fixtures, and computer equipment.

4. NOTES PAYABLE

The Company’s outstanding notes payable consisted of the following:

	December 31, 2013	December 31, 2012

2007 - 2009 Convertible Notes	$649,500	$649,500
2010 Profit Sharing Notes	675,000	675,000
2011 and 2010 Secured Bridge Notes	449,275	885,825
2012 Convertible Promissory Notes	3,449,875	3,783,075
Unsecured Promissory Notes	817,365	-
Note Payable Due to Officer	104,165	-
Note Payable Outstanding with a Bank	-	6,982
	6,145,180	6,000,382
Less: Discounts on Notes Payable	(98,922)	(253,098)
	6,046,258	5,747,284

Current Portion	(6,046,258)	(2,257,153)
Long-term Portion	$-	$3,490,131

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Warrants / Discounts

In connection with the above notes payable, the Company granted warrants to purchase zero and 549,958 shares of the Company’s common stock during the years ended December 31, 2013 and 2012, respectively. The value of these warrants was calculated using the Black-Scholes model using the assumptions as described in Note 2. The total relative fair value of these warrants issued during the years ended December 31, 2013 and 2012, amounted to $0 and $304,951, respectively, which were recorded as discounts to the related notes payable. The discounts and are being amortized into interest expense using the straight-line method, which approximated the effective interest method, over the underlying maturity dates of the notes.

For the years ended December 31, 2013 and 2012, the Company amortized $154,176 and $578,036, respectively, of the discount to interest expense. As of December 31, 2013 and 2012, unamortized discounts were $98,922 and $253,098, respectively.

As of December 31, 2013, the remaining discounts are expected to be amortized during the following periods ended December 31; $47,011 in 2014; $35,187 in 2015; and $16,724 in 2016.

2007 - 2009 Convertible Notes

As of December 31, 2013 and 2012, the Company had a principal amount of $649,500 and $649,500 of 2007-2009 Convertible Notes outstanding, respectively. The 2007-2009 Convertible Notes were initially issued to a series of individuals in 2007 to 2009, are unsecured and pay interest monthly on the principal amount of the notes at rates ranging from 18% to 48% per annum. The 2007-2009 Convertible Notes will be convertible into cash or, if applicable, shares of the Company’s common stock based on an initial conversion rate equal to all outstanding principal and accrued but unpaid interest at the current public Market Valuation, defined as the 10-day average of the closing price of the Company’s common stock. The 2007-2009 Convertible Notes contain a contingency whereby they only become convertible upon the Company’s entry into the public market for its common stock. As the conversion price or the date in which the 2007-2009 Convertible Notes will become convertible was not known, the beneficial conversion feature, if any, will be calculated upon the Company’s entry as a public company. As of December 31, 2013 and 2012, the Company had accrued interest of $121,382 and $14,599, respectively, related to the 2007-2009 Convertible Notes. In addition, the 2007-2009 Convertible Notes are reflected as current liabilities at each balance sheet date as the notes are past the initial maturities established. There have been no demands for repayment or claims of default. See Note 9 for more convertible note information on the Merger Agreement with a public company, Praxsyn Corporation (“Praxsyn” formerly known as The PAWS Pet Company, Inc.).

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2010 Profit Sharing Notes

As of December 31, 2013 and 2012, the Company had principal amounts of $675,000 and $675,000, respectively, of Profit-Sharing Notes outstanding. The Profit-Sharing Notes were initially issued in 2010, are secured in and to all receivables generated by sales of prescriptions and pay interest monthly on the gross receipts from workers compensation sales at rates ranging from 0.1% to 5%. The Profit-Sharing Notes’ term is four (4) years. As of December 31, 2013 and 2012 the Company had accrued interest of $383,165 and $248,159, respectively, related to the Profit-Sharing Notes. In addition, the Profit-Sharing Notes are reflected as current liabilities at each balance sheet date as they are past the initial maturities established. See Note 9 for discussion regarding new agreements issued subsequent to December 31, 2013.

From June 2012 to November 2012, the Company exchanged approximately $2.7 million of Profit-Sharing Notes and $295,938 in accrued interest for the aggregate principal amount of approximately $3.4 million in 2012 Convertible Promissory Notes; see below for additional information. The $405,637 in excess of carrying value of principal and accrued interest converted was recorded as a loss on debt extinguishment within other income and expense on the accompanying consolidated statement of operations.

2011 and 2010 Secured Bridge Notes

As of December 31, 2013 and 2012, the Company had principal amounts of $449,275 and $885,825, respectively, of Secured Bridge Notes outstanding. The Secured Bridge Notes were initially issued in 2011 and 2010, are secured in and to all receivables generated by sales of prescriptions and immediately accrue a one-time flat-rate interest of 15%. The Secured Bridge Notes’ term is for the period of time that is necessary to secure capital from a third party funding source. As of December 31, 2013 and 2012, the Company had accrued interest of $72,901 and $120,863, respectively, related to the Secured Bridge Notes. The Secured Bridge Notes are reflected as current liabilities at each balance sheet date as the funding with the third party funding source was never secured.

During 2012, the Company exchanged $421,500 of Secured Bridge Notes and accrued interest of approximately $72,000 for the aggregate principal amount of $511,450 in 2012 Convertible Promissory Notes. The difference exchanged was recorded as a loss on the extinguishment of debt in the accompanying consolidated statements of operations.

On November 1, 2013, the Company converted a Secured Bridge Note with a principal aggregate amount of $20,000 with renegotiated interest terms accruing interest in the amount of $11,100, and 23,000 warrants to purchase common stock for 54,100 shares of the Company’s common stock. The Company accounted for this transaction as an extinguishment of the Secured Bridge Loan where by the excess fair value of the consideration provided of approximately $8,100 was recorded as interest expense on the accompanying consolidated statement of operations.

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Senior Secured Note

The Senior Note in the amount of $1 million was initially issued in March 2011, was secured by the assets of the Company and interest was payable and compounded monthly on the principal amount at a rate of 36% per annum. On February 6, 2012, the holder filed a complaint in the United States District Court for the Southern District of New York. The Company paid $302,295 and settled on May 30, 2012 for $765,000 and recognized $357,400 as a gain on the extinguishment of debt within other income and expense on the accompanying statements of operations during the year ended December 31, 2012.

2012 Convertible Promissory Notes

As of December 31, 2013 and 2012, the Company had principal amounts of $3,449,875 and $3,783,075, respectively, of 2012 Convertible Promissory Notes outstanding. The 2012 Convertible Promissory Notes were issued in the third quarter of 2012, are secured and interest is payable and compounded monthly on the principal amount at a rate of 18% per annum. The 2012 Convertible Promissory Notes will be repaid in cash or, if applicable, in two years from the date of issuance, convertible into shares of the Company’s common stock based on an initial conversion rate equal to all outstanding principal and accrued but unpaid interest at the current public market valuation divided by 95% of the average daily volume weighted average price during the five days immediately prior to the date of conversion, defined as the 5-day weighted average of the closing price of the Company’s common stock. As the conversion price of the 2012 Convertible Promissory Notes is not known and the notes cannot be converted for a period of two years from the date of issuance, the beneficial conversion feature, if any, will be calculated upon the contingencies being met. In addition, as of December 31, 2013 and 2012, the Company had accrued interest of $433,966 and $58,943, respectively, related to the 2012 Convertible Promissory Notes. As of December 31, 2013, the Company was in default of the interest payments required under the 2012 Convertible Promissory notes. Thus, the 2012 Convertible Promissory Notes are reflected as current at December 31, 2013.

During 2013, the Company exchanged $313,750 of 2012 Convertible Promissory Notes into Unsecured Promissory Notes; see below for additional information.

Unsecured Promissory Notes

On November 18, 2013, the Company exchanged a Secured Bridge Loan with a principal amount of $390,000 and a 2012 Convertible Promissory Note (see 2012 Convertible Promissory Notes above for additional information) with a principal amount of $313,750, along with the total accrued interest on both notes of approximately $64,000, for an Unsecured Promissory Note totaling $772,365. The Company accounted for this transaction as an extinguishment of the Secured Bridge Loan and 2012 Convertible Promissory Note where by the excess fair value of the consideration provided of approximately $5,000 was recorded as interest expense on the accompanying consolidated statement of operations in 2013.

As of December 31, 2013 and 2012, the Company had Unsecured Promissory Notes outstanding of $817,365 and $0, respectively. The notes bear interest at rates from 0% to 18% per annum. The maturity dates range from June 2014 through December 2014.

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Defaults

As of December 31, 2013, all notes payable described above of $6,145,180 are due in 2014. As of December 31, 2013, all such notes payable are currently in default due to non-payment of accrued interest. As of July 7, 2014, three note holders have made demands for repayment of their notes and related interest. The Company has adequately accrued for amounts due to these note holders.

5. STOCKHOLDERS’ DEFICIT

Common Stock

The Company is authorized to issue 100,000,000 shares of no par value common stock. There were 10,836,337 and 10,895,293 shares of common stock outstanding as of December 31, 2013 and 2012, respectively. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders and are not entitled to cumulate their votes in the election of directors. The holders of common stock are entitled to any dividends that may be declared by the Board of Directors out of funds legally available therefore subject to the prior rights of holders of any outstanding shares of preferred stock and any contractual restrictions against the payment of dividends on common stock. In the event of liquidation or dissolution of the Company, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive or other subscription rights and no right to convert their common stock into any other securities.

During the years ended December 31, 2013 and 2012, there were no sales of stock for cash. During 2013, the Company issued 330,667 shares of common stock in exchange for principal and interest during refinancing of notes payable, and repurchased 389,623 shares of common stock in connection with a general release agreement. The repurchased shares are recorded as treasury stock within the accompanying balance sheet as of December 31, 2013. See Note 7 for additional information regarding this settlement.

On March 10, 2014, as amended on May 1, 2014, the Company entered into an agreement with a third party note and common stock holder to repurchase 1 million shares of common stock for $0.50 per share totaling $500,000, the shareholders’ initial purchase price, and repay $500,000 of principal and interest outstanding on a Profit Sharing note. As of July 16, 2014, the Company paid $650,000 and has agreed to pay the remaining balance by July 25, 2014. As this date has been extended past the original due date of June 1, 2014, the Company will also be required to pay an additional $100,000 in interest by August 25, 2014.

Preferred Stock

The Company is authorized to issue 10,000,000 shares of no par value preferred stock, of which 200,000 shares are designated as Series A Convertible Preferred Stock (“Series A”). There were 123,072 and 124,155 shares of Series A outstanding as of December 31, 2013 and 2012, respectively. There were no shares of other preferred stock outstanding. Shares of Series A preferred stock are convertible into shares of common stock at a rate of 100 shares of common for each share of Series A. Upon any liquidation, dissolution, or winding up of the Company, the assets shall be distributed ratably in proportion to the full amounts to which they would otherwise be respectively entitled as if the Series A holders had fully converted into Common Stock just prior to the liquidation event. During 2013, the Company exchanged related party receivables totaling $108,243 for the return of 1,083 shares of Series A. These shares were cancelled upon their return. See Note 6 Related Party Transactions for further information.

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Warrants

During the years ended December 31, 2013 and 2012, for the payment of corporate finance, growth strategy, and transaction advisory services to its founders, finders, and accountant, the Company granted warrants to purchase 0 and 13,479,500 shares, respectively, of its common stock at exercise prices ranging from $0.01 to $1.00 per share. The warrants were immediately vested on the date of grant. These warrants were valued using the Black-Scholes method and resulted in a total aggregate warrant value during the years ended December 31, 2013 and 2012 of $0 and $13,383,269, respectively. These amounts have been included as a component of general and administrative expenses in the accompanying consolidated statements of operations. The weighted average grant date value of these warrants amounted to approximately $0.99 per share.

During the years ended December 31, 2013 and 2012, the Company granted 0 and 549,958 warrants, respectively, to debt holders (see Note 4). The value of these warrants was recorded as a note payable discount and is being amortized into interest expense over the life of the underlying notes payable.

The following summarizes the Company’s warrant activity during the years ended December 31, 2013 and 2012:

		Exercisable into
		Series A
	Exercisable into	Convertible
	Common	Preferred
	Stock	Stock

Outstanding - December 31, 2011	3,765,923	3,000,000

Granted	14,029,458	-
Exercised	-	-
Cancelled	(33,333)	-

Outstanding - December 31, 2012	17,762,048	3,000,000

Granted	-	-
Exercised	(57,125)	-
Cancelled/Expired	(1,352,583)	-

Outstanding - December 31, 2013	16,352,340	3,000,000

As discussed in Note 9, on March 17, 2014, all warrants, including those that expired during 2013, were exchanged for shares of common stock.

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6. RELATED PARTY TRANSACTIONS

Loans Receivable

The Company had loans receivable outstanding from entities owned by shareholders of the Company. Total related party loans receivable as of December 31, 2013 and 2012 amounted to $0, and $108,243, respectively. These outstanding receivables were due on demand and had no stated interest rate. These receivables were collateralized by 1,083 shares of the related parties’ Series A, and they were exchanged in November 2013. See Note 5 for further information.

Notes Payable

Shirley Birch, sister-in-law of our founder, is the note-holder of the following instruments: $125,000 2007-2009 Convertible Note issued in April 2007 accruing interest at the rate of 48%, per annum, $112,500 2007-2009 Convertible Note issued in June 2007 accruing interest at the rate of 18%, per annum, of which $85,000 of the principal has been repaid, $150,000 2012 Convertible Promissory Note issued in July 2012 accruing interest at the rate of 18%, per annum. As of December 31, 2013 and 2012, the Company had principal amounts of $302,500, of notes held by Mrs. Birch outstanding. For the years ended December 31, 2013 and 2012, the Company paid interest amounts of $38,313 and $76,200, respectively, for notes held by Mrs. Birch.

Notes Payable to Related Parties

During 2013, the Company entered into a loan agreement (the “Loan Agreement”) by and between Andrew Do, the Pharmacist in Charge, and a shareholder of the Company, as lender (the “Lender”), and the Company, as borrower. Pursuant to the Loan Agreement, the Lender agreed to advance to the Company a principal amount of $104,165 (the “Loan”) with no stated interest rate. The Company has promised to pay in full the outstanding principal balance of any and all amounts due under the Loan Agreement within thirty (30) days of the Company’s receipt of investment financing or a commitment from a third party to provide $1,000,000 to the Company or one of its subsidiaries (the “Due Date”), to be paid in cash. As of December 31 2013, the Company had a principal amount outstanding due under this note of $104,165.

Series A

During 2013, the Company entered in to an exchange agreement with related party members with outstanding notes receivable of $108,328. The Company agreed to exchange 1,083 shares of Series A held by our related party members with a fair market value of $108,328 in satisfaction of the notes receivable. As of December 31, 2013 and 2012, Andrew Do owned 16,000 shares of Series A which converts into 1,600,000 shares of common stock.

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Common Stock Warrants

During 2012, our board of directors authorized us to award warrants to purchase 13.4 million shares of common stock to our CEO and founders. This award was made in satisfaction of management services provided. We recorded share-based compensation expense of approximately $13.3 million related to this stock award for the year ended December 31, 2012 based upon the fair market value of the warrants on the date of issuance using the Black Scholes model. See Note 2 for variables used in the Black Scholes model.

Related Party Employees

Seven relatives of Ed Kurtz, our Director and COO, are employed by us. For the years ended December 31, 2013 and 2012, these relatives had total cash compensation, including base salary, bonus and other compensation totaling $42,439 and $36,859; $20,781 and $24,572; $90,695 and $71,870; $92,397 and $114,735; $69,000 and $57,500; $4,974 and $0; $7,287 and $0; respectively.

During the years ended December 31, 2013 and 2012, one of the relatives also had total stock based compensation of $0 and $2,978,624, respectively, resulting from the issuance of 0 and 3,000,000 warrants for common stock.

A relative of our Pharmacist in Charge, is a consultant to the Company and receives $1,500 per week for management consulting and other business advisory services. For the years ended December 31, 2013 and 2012, this relative received fees of $78,000 and $48,000, respectively.

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7. COMMITMENTS AND CONTINGENCIES

Leases

The Company leases its facilities located in Irvine, California under a rental agreement that expires on September 30, 2016. The rental agreement includes operating expenses such as common area maintenance, property taxes and insurance. Total rent expense is reflected in general and administrative expenses in the accompanying consolidated statements of operations. Rental expense under operating leases for the years ended December 31, 2013 and 2012, was $53,444 and $92,785, respectively.

Future annual minimum payments under operating leases are as follows:

Year Ended
December 31,

2014	$66,923
2015	68,807
2016	52,688
$188,418

Litigation

The Company is involved in various lawsuits and claims regarding shareholder derivative actions, third-party billing agency actions, negligent misrepresentation, and breach of contract, that arise from time to time in the ordinary course of their business.

The Company records accruals for such contingencies when it is probable that a liability will be incurred and the amount of the loss can be reasonably estimated. As of December 31, 2013 and 2012, the Company accrues for liabilities associated with certain litigation matters if they are both probable and can be reasonably estimated. The Company has accrued for these matters and will continue to monitor each related legal issue and adjust accruals for new information and further developments in accordance with ASC 450-20-25, Contingencies. For these and other litigation and regulatory matters currently disclosed for which a loss is probable or reasonably possible, the Company is unable to determine an estimate of the possible loss or range of loss beyond the amounts already accrued. These matters can be affected by various factors, including whether damages sought in the proceedings are unsubstantiated or indeterminate; scientific and legal discovery has not commenced or is not complete; proceedings are in early stages; matters present legal uncertainties; there are significant facts in dispute; or there are numerous parties involved.

In the Company’s opinion, based on its examination of these matters, its experience to date and discussions with counsel, the ultimate outcome of legal proceedings, net of liabilities accrued in the Company’s balance sheet, is not expected to have a material adverse effect on the Company’s consolidated financial position. However, the resolution in any reporting period of one or more of these matters, either alone or in the aggregate, may have a material adverse effect on the Company’s consolidated results of operations and cash flows for that period.

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Settled Litigation

Saxton - In February 2012, the Company received a subpoena from the Superior Court of the State of California for the County of Orange, relating to Mr. Saxton’s, an individual accredited investor, Secured Loan and Profit Sharing contract of $100,000 made about January 15, 2010 stating interest would be repaid from accounts receivables of Mesa Pharmacy, Inc. at the rate of 1%. On August 1, 2011 the individual investor was issued 3,000 shares of common stock. In addition, the investor filed a first complaint in the Superior Court of California for the County of Orange, dated June 15, 2012. In September 2012, the claims were fully and finally resolved for an aggregate amount of $125,000. The settlement terms included an immediate payment of $50,000 and a second payment of $50,000 due one month thereafter, and one month after the second payment a third and final installment of $25,000 was due. The Company recognized an undiscounted settlement liability and other loss at the date of execution for the amount of $25,000.

Saxton and Myhill - In connection with the aforementioned Saxton Litigation, the Company received, on August 28, 2012, a claim from Roger Saxton, Loren Myhill, Lucas Myhill, Beryl Myhill, and Ann Marie Kaumo (collectively the “Myhill Litigation Plaintiffs”) who filed a memorandum of points and authorities in support of application for issuance of right to attach order and writ of attachment with the Superior Court of the State of California for the County of Orange seeking $358,433 for delayed public entry and illiquidity. On January 6, 2014, the Company settled the Myhill Litigation for $200,000 and the settlement terms included an immediate payment of $20,000 and payments of $10,000 due every one month thereafter for a period of 18 months. As of December 31, 2013, the Company has accrued the full $200,000 within Settlement liability in the accompanying balance sheet.

Counsel for the Plaintiffs agreed to hold the stock certificates during pendency of the payout period. During such period, Plaintiffs shall have no right to vote such shares, transfer such shares, or encumber such shares, and will not be entitled to receive cash dividends or stock dividends or any distributions based on ownership of such shares. The Plaintiffs shall return each of their stock certificates to the Company with a full executed stock power sufficient to transfer such shares. In the event of any transaction by the Company, including merger or buyout, that results in Plaintiffs’ shares of Pharmacy Development Corporation to be converted to shares of another entity, such obligations and restrictions stated herein shall apply to such new or different shares.

Primary Care Management - In December 2009, the Company entered into a Billing Center Agreement wherein Primary Care Management Services would act as an agent for Mesa Pharmacy, Inc. in billing and collecting from various insurance carriers and be compensated by a rate equaling two percent of the amounts billed on behalf of the Company. At the time of settlement, Primary Care Management Services had billed in excess of $10 million, which it had not been able to collect. On April 30, 2012, the Company agreed to terminate the agreement and, in lieu of the contracted payment terms, the Company would pay $92,000 over three years. The settlement terms included an immediate payment of $20,000 and fixed payments of $2,000 per month, all counsel fees involved in the execution of the Settlement Agreement were classified under general and administrative expenses. The Company recognized an undiscounted settlement liability and other loss at the date of execution for the amount of $92,000. As of December 31, 2013 and 2012, the Company had outstanding amounts of $48,000 and $56,000, respectively, which are included within Settlement liability in the accompanying balance sheets. As of December 31, 2013, the Company was in default of the settlement agreement. Subsequent to year-end, the Company entered into a second settlement agreement with Primary Care Management Services which required an immediate payment of $40,000 in full settlement of the liability. The Company made the payment on May 16, 2014 and has been released from any and all remaining claims.

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Soliman - In December 2010, the Company received an action from two individuals Marcos Soliman and Michael Soliman, in the Los Angeles County Superior Court (South District–Long Beach) alleging that Mesa Pharmacy, Inc. was in material breach of contract for pharmaceutical compounding services and raising causes of action for breach of written contract, fraud and deceit, and unpaid wages. The Company resolved these claims in April 2012, by assigning $383,813 of its accounts receivable and paying $56,008 in cash. The settlement terms included an immediate payment of $10,000, and the remaining balance was due upon collections received of the assigned receivables. The Company recognized an undiscounted settlement liability and other loss at the date of execution for the amount of $56,008. In addition, during the year ended December 31, 2012, the Company recognized other income (loss) of $284,022 to record the loss on the assignment of the Company’s receivables, which it previously discounted from $383,813.

Senior Note - In March 2011, the Company issued a Senior Note to an individual accredited investor for a principal amount of $1 million. The Senior Note was secured and interest was payable and compounded monthly on the principal amount at a rate of 3% per month. On February 6, 2012, the holder filed a civil complaint in the United States District Court for the Southern District of New York. The Company paid $302,295 and settled on May 30, 2012 for $765,000 and recognized $357,400 as a gain on the forgiveness of debt during the year ended December 31, 2012.

Other Commitments and Contingencies

There are various other pending legal commitments and contingencies involving the Company, principally first right of refusal conflicts, material breach of contract, and committed shares with consultants that were never issued. While it is not feasible to predict the outcome of such commitments, threats, and potential liabilities, in the opinion of management, either the likelihood of loss is remote or any reasonably possible loss associated with the resolution of such obligations is not expected to be material to the Company’s financial position, results of operations or cash flows either individually or in the aggregate. In the opinion of the Company’s legal counsel, the Company has filed cross complaints which should mitigate some Company liability.

Consulting Agreements – On August 12, 2010, the Company entered into a consulting service agreement with a financial advisor. The financial advisor assists companies in private placements, recapitalization, and restructuring. The term of the agreement was for thirty-six months or upon termination by either party. The financial advisor was entitled to $350,000, payable in installments of which only $250,000 was paid prior to termination, and issue warrants to purchase up to ten percent (10%) of the Company on a fully-diluted basis at an exercise price of $0.50 per share. As of August 12, 2010, the Company had approximately 7 million fully diluted shares outstanding. The Company terminated this service agreement in January 2012 without ever issuing the warrants. As of December 31, 2013, the Company believes that no additional amounts agreed to under the agreement are required as the services were never provided. In addition, the Company has received no demands for any additional amounts or warrants.

On April 25, 2011, the Company entered into a consulting service agreement with a law firm. The law firm assists companies in S-1 Registration statement (“S-1”), responses to SEC comments, and FINRA requirements. Either party may terminate the agreement at any time. In connection, with filing an S-1, the law firm was potentially entitled to 75,000 shares of common stock and $25,000 upon execution of the agreement and $15,000 upon filing the S-1. The Company has opted to enter the public market by means unrelated to filing an S-1, thus, the Company terminated the agreement without issuing the potentially committed shares. As of December 31, 2013, the Company believes that no additional amounts agreed to under the agreement are required as the services were never provided.

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First Right of Refusal Agreements

On May 25, 2012, the Company entered into a fee and first right of refusal agreement with a factoring arrangement organization. The factoring arrangement organization assists companies in purchasing accounts receivable, and funding or arranging for the purchase of accounts receivable. The term of the agreement is for thirty-six months. The factoring arrangement organization arranged for the factoring on June 1, 2012, as discussed in Note 2 and was entitled to a one-time payment of $125,000 upon execution of the factoring agreement. In connection with the first right of refusal, the Company has not provided the factoring arrangement organization the first right for accounts receivable factored to other parties outside the initial factor. The Company estimates that the potential range of exposure is $17,000 to $30,000 based upon the initial fee the factoring arrangement organization received in connection with the transaction disclosed in Note 2. In February 2014, the Company received an inquiry from the factoring arrangement organization reminding them of the first right of refusal. At this time, the Company has obtained independent legal counsel, and in their opinion, the suit has several flaws, which should mitigate some, if not all, of the Company’s liability. The Company will defend the lawsuit vigorously if one is filed. As of December 31, 2013 and 2012, the Company has accrued the minimum amount of potential exposure as it is probable that a loss will be incurred. However, the contract factoring arrangement organization is vague and does not address critical items such as penalty provisions, etc.

HIPAA

The Health Insurance Portability and Accountability Act (“HIPAA”) was enacted on August 21, 1996, to assure health insurance portability, reduce healthcare fraud and abuse, guarantee security and privacy of health information, and enforce standards for health information. Effected organizations were required to be in compliance with HIPAA provisions by April 2005. Effective August 2009, the Health Information Technology for Economic and Clinical Health Act (“HITECH Act”) was introduced imposing notification requirements in the event of certain security breaches relating to protected health information. Organizations are subject to significant fines and penalties if found not to be compliant with the provisions outlined in the regulations. The Company continues to be in compliance with HIPAA as of December 31, 2013.

The Company’s decision to obtain insurance coverage is dependent on market conditions, including cost and availability, existing at the time such decisions are made. The Company has evaluated its risks and has determined that the cost of obtaining product liability insurance outweighs the likely benefits of the coverage that is available and, as such, has no insurance for certain product liabilities effective May 1, 2006.

The Company believes that there are no compliance issues associated with applicable pharmaceutical laws and regulations that would have a material adverse effect on the Company.

The Company is subject from time to time to various claims and lawsuits and governmental investigations arising in the ordinary course of our business. While the Company’s management cannot predict the outcome of these claims with certainty, the Company’s management does not believe that the outcome of any of these legal matters will have a material effect on its financial statements.

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8. INCOME TAXES

The following table presents the current and deferred tax provision for federal and state income taxes for the years ended December:

	Year Ended December 31,
	2013	2012
Current tax provision:
Federal	$-	$-
State	1,600	1,600
Total	1,600	1,600

Deferred tax provision (benefit):
Federal	426,654	(1,279,930)
State	111,908	(332,782)
Total	538,562	(1,612,712)

Total provision (benefit) for income taxes	$540,162	$(1,611,112)

Reconciliations of the U.S. federal statutory rate to the actual tax rate for the years ended December 31, 2013 and 2012 are as follows:

	Year Ended December 31,
	2013	2012
U.S. federal statuatory rate	34.0%	(34.0%)
Effects of:
State taxes, net of federal benefit	8.8%	(8.8%)
Nondeductible expenses	27.3%	33.8%
Effective tax provision (benefit) rate	70.1%	(9.0%)

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The components of the Company’s deferred tax assets for federal and state income taxes as of December 31, 2013 and 2012 consisted of the following:

	As of December 31,
	2013	2012
Current deferred income tax assets (liabilities)
Accounts receivable	$(1,957,119)	$(260,806)
Reserves and accruals	1,497,708	528,905
Total current deferred tax asset (liability)	(459,411)	268,099

Non-current deferred tax asset (liability)
Net operating losses	248,455	59,507
Total non-current deferred tax asset	248,455	59,507
Valuation allowance	-	-

Deferred income tax assets (liabilities)	$(210,956)	$327,606

The Company has net operating loss (“NOL”) carry forwards of approximately $562,000 and $118,000 at December 31, 2013 and 2012, respectively. The NOL carry forwards, if not utilized, will begin to expire in 2031.

The Company reports income under the cash basis for income tax purposes. The provision for income taxes includes the historical operations of Pharmacy Development Corporation and the operations of Mesa Pharmacy, Inc. from August 31, 2012. On August 31, 2012, Pharmacy Development Corporation entered into an agreement to acquire Mesa Pharmacy, Inc., for financial statement purposes these entities have been combined since inception since they were under common control. However, for tax purposes the operations of Mesa Pharmacy, Inc. are combined from the date of acquisition. Subsequent to year end, due to the acquisition of the Company by Praxsyn, the Company is expected to be converted to the accrual basis for tax purposes.

The Company has identified the United States Federal tax returns as its “major” tax jurisdiction. The United States Federal return years 2010 through 2013 are still subject to tax examination by the United States Internal Revenue Service; however, we do not currently have any ongoing tax examinations. The Company is subject to examination by the California Franchise Tax Board for the years ended 2010 through 2013 and currently does not have any ongoing tax examinations.

9. SUBSEQUENT EVENTS

On January 1, 2014, the Company entered into a Securities Exchange Agreement with a shareholder of Praxsyn whereby an outstanding $30,000 Secured Bridge Note, along with accrued interest, and 30,000 Company common share Warrants were exchanged for an unsecured promissory note for $45,000 and 250,000 Company common stock shares.

On January 3, 2014, the Company factored prescriptions generated in 2013 of $7.1 million to a third party at 20% of the gross amount for $1.4 million to finance a portion of its operations.

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At various times between January 2014 and June 2014, the Company factored an additional $47.5 million of its 2014 billings at 20% of the gross amount to the same third party for aggregate net proceeds of approximately $9.5 million to finance a portion of its operations.

On January 13, 2014, the Company issued 100,000 common shares for consulting services and 10,000 shares of Series A to a selling and marketing consultant in connection with the engagement of the consultant.

On January 23, 2014, the Company entered into an agreement with Trestles Pain Management Specialists, LLC (“TPS”) whereby Praxsyn has agreed to issue 166,644 (or 1/3) of the 500,000 shares of Praxsyn Series D preferred stock to be issued in connection with the merger that occurred on March 31, 2014 to TPS in exchange for future services with Mesa Pharmacy, Inc. on a performance basis. As additional compensation, the Company also pays TPS 17.5% of the gross amount of future qualified prescriptions billed and shipped by the Company. On March 31, 2014, TPS’ Chief Executive Officer, John Garbino, was added to the Company’s Board of Directors.

On February 20, 2014, the Company issued an unsecured promissory note to a shareholder of Praxsyn for $96,667 with interest accruing at a monthly rate of 0.05%. The proceeds were used for operations.

On February 28, 2014, the Company issued a related party promissory note to Andrew Do for $100,000 with no stated interest. The proceeds will be used for refinancing current notes payable outstanding. The Company paid $30,000 and $70,000 during April and May, 2014, respectively, in full repayment of the note.

On March 10, 2014, as amended on May 1, 2014, the Company entered into an agreement with a third party note and common stock holder to repurchase 1 million shares of common stock for $0.50 per share and repay $500,000 of principal and interest outstanding on a Profit Sharing Note. As of July 16, 2014, the Company paid $650,000 and has agreed to pay the remaining balance by July 25, 2014. As this date has been extended past the original due date of June 1, 2014, the Company will also be required to pay an additional $100,000 in interest by August 25, 2014.

On March 17, 2014, all of the Company’s outstanding warrants were exchanged for Company common stock. The Company converted all warrants to common stock without consideration for the strike price upon the terms and provisions set forth in the warrant agreements.

On March 31, 2014, the Company entered into a Note Conversion Agreement with a shareholder of Praxsyn and holder of an outstanding February 20, 2009 Convertible Note Agreement in the principal amount of $100,000 whereby the Convertible Note Agreement was converted into 200,000 shares of common stock. The Company then issued an unsecured promissory note to the shareholder for the remaining balance of accrued and unpaid interest in the amount of $20,833.

On March 31, 2014, the Company entered into a Note Conversion Agreement with the holder of a 2012 Convertible Promissory Note in the principal amount of $124,750, whereby the 2012 Convertible Promissory Note and accrued and unpaid interest of $20,584 was exchanged for 145,334 shares of Company common stock.

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On March 31, 2014, the Company entered into an Agreement and Plan of Merger Agreement with Praxsyn Corporation (“Praxsyn” formerly known as The PAWS Pet Company, Inc.), a publicly traded company (OTCQB:PAWS) whereby Praxsyn would acquire 100% of the outstanding stock of the Company in for consideration of 500,000 shares of Praxsyn Series D preferred stock. Each share of Series D preferred stock is convertible into 1,000 shares of Praxsyn common stock. Additionally, the Company’s convertible promissory notes shall be exchanged for a like Parent convertible promissory note, convertible into shares of Parent Series D Preferred Stock on the terms herein, into one (1) share of Parent Series D Preferred Stock for each One Hundred Dollars ($100) of principal and interest converted in accordance with the terms of the notes.

Subsequent to December 31, 2013, certain note holders have made demands for repayment for their notes and related accrued interest. The Company has adequately accrued for amounts due to these note holders.

See Note 7 for additional subsequent events.

The Company has evaluated subsequent events occurring the balance sheet date, through July 16, 2014, the issuance date of these consolidated financial statements. There have been no additional material events or transactions during this time which would have a material effect on the consolidated financial statements, other than what has been reported in the Company’s consolidated financial statements.

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